Exhibit 99.1

Emclaire Financial Corp 612 Main Street ♦ Emlenton, PA 16373-0046 Phone: (844) 767-2311/FAX: (724) 867-9326

PRESS RELEASE

RELEASE DATE:	CONTACT:

Wednesday, December 30, 2015	William C. Marsh
Chairman, President and
Chief Executive Officer
Emclaire Financial Corp
Phone: (844) 800-2193
Email: investor.relations@farmersnb.com

Or

Tom Smith
President and CEO
United-American Savings Bank
Phone: (412) 431-9191
Email: tsmith@uasb.com

Emclaire Financial Corp Announces Expansion in Pittsburgh Market

With Merger Agreement with United-American Savings Bank

Emlenton, PA, December 30, 2015 – Emclaire Financial Corp (NASDAQ: EMCF) (Emclaire), the parent holding company of The Farmers National Bank of Emlenton (Farmers National), and United-American Savings Bank (OTCBB: UASB) (United-American) jointly announced today that they have entered into an Agreement and Plan of Merger providing for the acquisition of United-American by Emclaire.

Under the terms of the merger agreement, which has been unanimously approved by the boards of directors of both institutions, United-American, will ultimately merge into Farmers National and shareholders of United-American will receive $42.67 in cash for each share of common stock of United-American upon completion of the merger or approximately $14.1 million in the aggregate.

William C. Marsh, Chairman, President and Chief Executive Officer of Emclaire and Farmers National, stated, “This transaction expands our existing presence in the Pittsburgh market, broadens our franchise, strengthens our market position and builds on our strategy to develop business in the desirable Pittsburgh metropolitan area. United-American is a well-established institution with a good franchise, attractive balance sheet and a strong customer service culture. We believe we can provide their customers with a broader array of banking services, including expanded commercial and mortgage lending capabilities.”

The transaction is expected to be immediately accretive to Emclaire’s earnings for the remainder of 2016 following the merger, excluding one-time charges, and 29% accretive to earnings in 2017 and higher in future years. The merger is subject to the approval of the appropriate banking regulatory authorities and an affirmative vote of the shareholders of United-American. It is expected that the transaction should be completed late in the second or early in the third quarter of 2016. All of the directors and executive officers of United-American have entered into voting agreements with Emclaire pursuant to which they have agreed to vote their shares in favor of the merger.

Tom Smith, President and Chief Executive Officer of United-American, said, “We are thrilled to be joining with Emclaire and Farmers National, which is a premier regional banking franchise. We are excited about the new products and services that will be available to our customers and the community we serve.”

At September 30, 2015, Emclaire had consolidated assets of approximately $582.4 million, deposits of $505.2 million, net loans of $406.0 million and shareholders' equity of $53.4 million. At September 30, 2015, United-American had assets of approximately $90.8 million, deposits of $74.5 million, net loans of $65.4 million and shareholders' equity of $7.9 million.

When the transaction is consummated, the combination of the two banking companies will create a bank with approximately $673 million in total assets providing banking services through 16 branch locations in Western Pennsylvania. The transaction will expand Emclaire's franchise into Pittsburgh.

Silver, Freedman, Taff & Tiernan LLP, Washington, DC acted as legal counsel to Emclaire in the transaction. Jones Walker LLP, Washington, DC acted as legal counsel and Raymond James & Associates, Inc. acted as financial advisor to United-American.

About Emclaire Financial Corp

Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 15 full service offices in Venango, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania. Emclaire’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”. For more information, visit Emclaire’s website at “www.emclairefinancial.com”.

About United-American Savings Bank

United-American Savings Bank conducts a traditional community bank operation, offering retail banking services, one- to four-family mortgage loans, multi-family, commercial and other real estate mortgage loans, construction loans, automobile loans, second mortgage loans and other consumer loans. United-American operates from its main office in Southside Pittsburgh, Pennsylvania. United-American maintains a website at www.uasb.com and its deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). United-American’s common stock is traded on the OTC Bulletin Board under the symbol “UASB.”

Forward-looking Statements:

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management’s current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Emclaire’s Annual Report on Form 10-K and other reports filed with the SEC describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Copies of Emclaire’s reports filed with the SEC are available in the Financial Information section of Emclaire’s website, www.emclairefinancial.com. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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